EXHIBIT 10.1

FIRST AMENDMENT

This First Amendment to the Employment Agreement previously entered into by George J. Harad (“Executive”) and Boise Cascade Corporation, now named OfficeMax Incorporated (the “Company”, and together with the Executive the “Parties”) is made and entered into by the Parties effective on the date last signed.

Recitals

Whereas, the Parties recognize uncertainties introduced by passage of the American Jobs Creation Act; and

Whereas, the Parties wish to clarify the benefits to Executive and costs to the Company of their prior Agreement, without affecting the actuarial value of those benefits or costs.

Agreement

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:

1.  The last sentence of Paragraph 3(c) of the Employment Agreement shall be deleted.

2.  Paragraph 4(f) of the Employment Agreement shall be replaced in its entirety by the following:

“4(f)  Pension Benefits.  In addition to any pension benefits to which Executive may be entitled under the Company’s Pension Plan for Salaried Employees (the “Qualified Plan”), and under the Company’s Excess Benefit Plan and Supplemental Early Retirement Plan (the “Nonqualified Plans”), the Company will pay to Executive a monthly payment in the amount of $47,859.11 for a period of 120 consecutive months commencing the month following the earlier of Executive’s termination or the Separation Date; provided that in no event shall such monthly payments commence prior to the time they would be in compliance with the distribution requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.”

In Witness Whereof, the Parties have duly authorized and caused this First Amendment to be executed on the dates written below.

OfficeMax Incorporated		George J. Harad

By:	/s/ Ward W. Woods	/s/ George J. Harad
Ward W. Woods

Date:	December 10, 2004	Date:	12/13/04